UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report: June 22, 2006
(Date of earliest event reported)

Manor Care, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	1-10858 (Commission File Number)	34-1687107 (IRS Employer Identification No.)
333 N. Summit Street
Toledo, Ohio 43604-2617
(Address of principal executive offices, including zip code)
(419) 252-5500
(Registrant’s telephone number, including area code)
     Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1-Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
On June 22, 2006, Manor Care, Inc. (the “Company”) amended its existing revolving credit facility with JP Morgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, SunTrust Bank, UBS Securities LLC, and Merrill Lynch Bank USA, as Documentation Agents, and J.P. Morgan Securities Inc., as Sole Lead Arranger and Sole Book Manager (“Amended Credit Facility”). The Amended Credit Facility changed the existing credit facility, primarily, by (i) increasing the unsecured credit by $100 million up to $400 million with an uncommitted option to increase the facility by up to an additional $100 million, (ii) changing the expiration date from May 27, 2010 to June 22, 2011, (iii) changing the interest rate margin on Offshore Rate Loans and Letters of Credit and (iv) changing the facility fee on the total commitment. The Margin over the Offshore Rate Loans and Letters of Credit and the facility fee are based on the Company’s leverage ratio.
The description in this Current Report of the Second Amendment to the Credit Agreement is not intended to be a complete description of the document, and the description is qualified in its entirety by the full text of the document which is attached as Exhibit 4.1 and incorporated by reference in this Current Report.
Section 2-Financial Information
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure required by this item is included in Item 1.01 of this report and is incorporated herein by reference. As of June 22, 2006, there was $40 million in loans outstanding under the Amended Credit Facility.
Section 9-Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

4.1	Second Amendment, dated as of June 22, 2006, to the Credit Agreement, dated as of May 27, 2005 (as amended by the First Amendment, dated as of August 3, 2005), among Manor Care, Inc. as the Borrower, and the lenders party thereto

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: June 23, 2006

Manor Care, Inc.
By:	/s/ Steven M. Cavanaugh
	Name:	Steven M. Cavanaugh
	Title:	Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description

4.1	Second Amendment, dated as of June 22, 2006, to the Credit Agreement, dated as of May 27, 2005 (as amended by the First Amendment, dated as of August 3, 2005), among Manor Care, Inc. as the Borrower, and the lenders party thereto